[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

EXHIBIT 10.63

SUPPLEMENT TO THE
JOINT CLINICAL RESEARCH AGREEMENT

This SUPPLEMENT TO THE JOINT CLINICAL RESEARCH AGREEMENT (the “Supplement”) is made and entered into effective as of December 18, 2019 (the “Effective Date”) by and among Exelixis, Inc. a Delaware corporation, located at 1851 Harbor Bay Parkway, Alameda, CA 94501, (“Exelixis”), F. Hoffmann-La Roche Ltd, a Swiss corporation having an address at Grenzacherstrasse 124, CH 4070 Basel, Switzerland (“Roche”), and Ipsen Pharma SAS, a French Corporation having an address at 65 Quai Georges Gorse, 92100 Boulogne-Billancourt, France (“Ipsen”). The terms in this Supplement with initial letters capitalized, whether used in the singular or the plural, shall have the meaning set forth herein, or if not defined herein, as set forth in the Agreement.

RECITALS
    WHEREAS, Exelixis and Roche have entered into a certain Joint Clinical Research Agreement dated December 18, 2019 (the “Agreement”) to collaborate with each other to sponsor one or more clinical trials of a combination therapy using Exelixis’ tyrosine kinase inhibitor known as “Cabozantinib”, certain rights to which are licensed by Exelixis to, and shared by Exelixis with Ipsen Pharma SAS (“Ipsen”) and Takeda Pharmaceutical Company Ltd. (“Takeda”), and Roche’s human monoclonal antibody that binds PD-L1 known as “Atezolizumab”.
WHEREAS, Exelixis and Ipsen entered into a Collaboration and License Agreement dated February 29, 2016 (such agreement, as amended from time to time, the “Ipsen-Exelixis Agreement”), wherein Exelixis and Ipsen formed a collaboration for the continued development of and commercialization of Cabozantinib and wherein Exelixis granted to Ipsen certain exclusive rights to develop and commercialize Cabozantinib worldwide, with the exception of the United States and Japan (the “Ipsen Territory”);
WHEREAS, Exelixis, under the Agreement, shall grant to Roche, inter alia, certain patent rights, access to Regulatory Documentation, and Right of Reference as contemplated therein;
WHEREAS, Roche further requires from Ipsen certain additional patent rights, access to Regulatory Documentation, and Right of Reference under Ipsen’s control in the Ipsen Territory as contemplated in the Agreement;
WHEREAS, in consideration of Ipsen granting to Roche certain patent rights, access to Regulatory Documentation, and Right of Reference under Ipsen’s control in the Ipsen Territory, Ipsen requires from Roche and Exelixis certain additional patent rights, access to Regulatory Documentation and Right of Reference under Roche’s control, which shall be obtained from Roche for the sole purpose of submitting any portion of the Combined Therapy Study Data to support certain of Ipsen’s regulatory filings and approval in the Ipsen Territory for a Combination Therapy under the Ipsen-Exelixis Agreement; and
WHEREAS, under the Agreement, Ipsen as Exelixis’ collaboration partner and exclusive licensee in the Ipsen Territory will contribute to the fulfillment of the clinical trials contemplated in the Agreement, and will be provided data from Roche and Exelixis as well as Exelixis’ interest in certain patent rights, Regulatory Documentation and Right of Reference under Exelixis’ control arising from such clinical trials and the Agreement.
    NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants contained herein, Exelixis, Roche and Ipsen agree as follows:

1.    COLLABORATION SCOPE; BACKGROUND
1.1    Scope of Collaboration between Exelixis and Roche. Exelixis and Roche intend, pursuant to the Agreement, to collaborate to conduct (i) the clinical trials identified in Exhibit A of the Agreement (referred to as the “Initial Trials”) and (ii) such other clinical trials evaluating a Combined Therapy of the Roche Compound with the Exelixis Compound as Exelixis and Roche may agree to conduct pursuant to the terms of the Agreement (any such trial in (i) or (ii), a “Combined Therapy Trial”).

1.2    Protocol review and conduct of Combined Therapy Trials.

(a)    The final Protocol for each Combined Therapy Trial shall be subject to review and approval of the Exelixis-Roche JPT under the Agreement and review of the Exelixis-Ipsen Joint Steering Committee (as described in the Ipsen-Exelixis Agreements) before such Combined Therapy Trial can be initiated.
(b)    Either Exelixis or Roche shall be primarily responsible for the conduct of each Combined Therapy Trial (either Exelixis or Roche, with respect to such Combined Therapy Trial, the “Conducting Party”, and the other of Exelixis or Roche, with respect to the same Combined Therapy Clinical trial, the “Non-Conducting Party”). In each Combined Therapy Trial the Conducting Party will be the sponsor of record. Unless otherwise required by a Regulatory Authority, for each Combined Therapy Trial, the Conducting Party shall determine whether a combination IND (a “Combined Therapy IND”) is necessary.
(c)    Ipsen acknowledges and agrees to Article 6 of the Agreement, which sets forth the Responsibilities of the Conducting Party and the Non-Conducting Party in fulfillment of the Combined Therapy Trials.

1.3    Certain Definitions.

(a)    The following terms when used in connection with Ipsen in this Supplement shall have the meaning set forth in the Agreement except that any reference in such terms to “a Party” or “Such Party” or “the applicable Party” shall be replaced with reference to “Ipsen” and any reference to “the other Party” shall be replaced with reference to “Roche” or “Exelixis” as the context requires: “Affiliates”, “Commercially Reasonable Efforts”, “Control” and “Controlled”.
(b)    When granted by Ipsen in this Supplement “Right of Reference” shall mean, with regard to Roche as the Conducting Party, allowing the applicable Regulatory Authority in a country to have access to relevant information (by cross-reference, incorporation by reference or otherwise) contained in Regulatory Documentation (and any data contained therein) filed with such Regulatory Authority with respect to Exelixis Compound (and, in the case of Roche as the Non-Conducting Party, the Right of Reference to the IND or the Combined Therapy IND), only to the extent necessary for the conduct of a Combined Therapy Trial in such country or as otherwise expressly permitted or required under the Agreement and/or this Supplement to enable Roche to exercise its rights or perform its obligations under the Agreement and/or this Supplement, and, except as to information contained in the IND or Combined Therapy IND relating to the Combined Therapy, without the disclosure of such information to Roche.

2.    APPROVALS BY IPSEN AND EXELIXIS
2.1    Combined Therapy Trial Approvals. Ipsen and Exelixis have agreed to the division of responsibilities for the Initial Trials, including but not limited to Roche’s right to be the Conducting Party and holder of the IND, or Combined Therapy IND as necessary, as identified in Exhibit A to the Agreement. Ipsen and Exelixis have agreed to amend the Global Development Plan (as that term is defined in the Ipsen-Exelixis Agreements) to include the Combined Therapy Trials as described in Exhibit A of the Agreement and the Protocols for such trials. Consistent with its agreement to

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (I) not material and (II) would be competitively harmful if publicly disclosed.

said Exhibit A, Ipsen agrees to consider, in good faith, Protocol(s) for such additional Combined Therapy Trials as may be approved by the Exelixis-Roche JPT, and if acceptable and approved by the Exelixis-Ipsen Joint Steering Committee under the Ipsen-Exelixis Agreement, those Combined Therapy Trials will be added to the Ipsen-Exelixis Global Development Plan under the Ipsen-Exelixis Agreement in due course. If a Combined Therapy Trial is not approved by the Exelixis-Ipson Joint Steering Committee, Exelixis shall act to effectuate its obligations under the Agreement independent of Ipsen.

2.2    Approved Protocols. With respect to Combined Therapy Trials for which the Protocols are: (a) reviewed and approved by the Exelixis-Roche JPT under the Agreement; and (b) approved by the Exelixis-Ipsen Joint Steering Committee and added to the Global Development Plan under the Ipsen-Exelixis Agreements; the rights and obligations of Exelixis, Roche, and Ipsen under such Protocol, this Supplement and the Agreement will prevail over any conflicting terms in the Ipsen-Exelixis Agreements (and for any amendments to the Agreement, provided that Ipsen will have reviewed any such amendments in full).

2.3    Ipsen’s participation in the Exelixis-Roche JPT. If a Combination Therapy is approved by the Exelixis-Ipsen Joint Steering Committee as set forth in Section 2.1 above, Ipsen’s representatives having expertise in development activities and regulatory affairs will have the right to participate in and contribute to the Exelixis-Roche JPT for the relevant Combination Therapy as a non-voting attendee, as approved by the JPT pursuant to Section 3.4(c) of the Agreement. Exelixis shall ensure to inform Ipsen of the date of such Exelixis-Roche JPT meeting and invite Ipsen’s identified representatives who will participate in the Exelixis-Roche JPT as soon as Exelixis and Roche would have agreed to convene such JPT meeting. Exelixis shall also ensure that relevant agendas of the Exelixis-Roche JPT for the above-mentioned meetings are circulated to such Ipsen’s identified representative at least [ * ] prior to such meetings.

3.    GRANTS, REPRESENTATIONS, AND WARRANTIES BY IPSEN
3.1    License Grant. Ipsen hereby grants, and shall cause its Affiliates to grant, to Roche a non-exclusive, worldwide, non-transferable, free of charge and royalty-free license (and for the avoidance of doubt, free and clear of any payment by Roche to Ipsen and/or Exelixis) under Ipsen’s interest in the Exelixis Independent Patent rights, Exelixis Technology, and Exelixis Regulatory Documentation and under the Licensee Technology (as the term is defined in the Ipsen-Exelixis Agreement) in the Ipsen Territory to use the Exelixis Compound, solely to the extent necessary to discharge Roche’s obligations under the Agreement with respect to the conduct of the Combined Therapy Trials.

3.2    Sublicenses. Roche shall further have the right to grant sublicenses, under the licenses granted to it under Section 3.1 above, to Affiliates and to Third Parties, solely to the extent required for a an Affiliate or Third Party to perform its duties with respect to the conduct of the Combined Therapy Trials, solely as necessary to assist Roche in carrying out its responsibilities with respect to the Combined Therapy Trials, and otherwise in accordance with the Agreement.

3.3    Right of Reference. Ipsen hereby grants, and shall cause its Affiliates to grant, to Roche a Right of Reference to the relevant Regulatory Documentation Controlled by Ipsen and its Affiliates for the Exelixis Compound and the Combined Therapy (i) for the conduct of any Combined Therapy Trial, and (ii) with respect to regulatory filings and approvals, solely to the extent required to submit regulatory filings and seek approvals for the Roche Compound as part of a Combined Therapy or if required by the relevant Regulatory Authority (which right shall survive any expiration or termination of this Supplement and the Agreement). In such case, Ipsen shall reasonably cooperate with Exelixis and Roche and make written authorizations and other filings with the applicable Regulatory Authority required to effect such Right of Reference.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (I) not material and (II) would be competitively harmful if publicly disclosed.

3.4    No Implied Licenses. Except as specifically set forth in this Supplement, no right or license or other intellectual property interest, shall be granted to Roche by Ipsen by implication or otherwise in any intellectual property of Ipsen, including any Patent Rights controlled by Ipsen or its Affiliates not specifically licensed herein.

3.5    Representations and Warranties. Ipsen represents and warrants that: (a) it has the corporate power and authority and the legal right to enter into this Supplement and perform its obligations hereunder; (b) it has the corporate power and authority and the legal right to assist in the performance of the obligations under the Agreement that are agreed to by Exelixis, but require further licenses, rights, and/or assistance from Ipsen; (c) it has reviewed the Agreement in full, and to the extent not otherwise provided for under this Supplement, it shall grant all licenses and rights that are necessary and desirable, and provide such assistance as is reasonably necessary, for Exelixis and Roche to exercise their rights and to fulfill their obligations under the Agreement and/or this Supplement.

4.    GRANTS, REPRESENTATIONS, AND WARRANTIES BY EXELIXIS
4.1    License Grant.

(a)    Subject to the terms and conditions of the Agreement, Exelixis hereby grants to Ipsen a non-exclusive, non-transferable, free of charge and royalty-free sublicense (and for the avoidance of doubt, free and clear of any payment by Ipsen to Roche) under the Roche Independent Patents, Roche Technology, and Roche Regulatory Documentation, solely to the extent that Exelixis has been granted license rights to the Roche Independent Patent rights, Roche Technology, Roche Regulatory Documentation, and Right of Reference to Roche Regulatory Documentation under the Agreement. Such sublicense rights are limited to use of any portion of the Combined Therapy Study Data and Right of Reference reasonably needed to support regulatory filing and approval of a Combined Therapy, or if required by relevant Regulatory Authority, in the Ipsen Territory in accordance with and under the Ipsen-Exelixis Agreement (which right shall survive any expiration or termination of this Supplement and the Agreement). In such case, Roche and Exelixis shall reasonably cooperate with Ipsen to make written authorizations and other filings with the applicable Regulatory Authority reasonably required to effect such Right of Reference.
(b)    Subject to the terms and conditions of the Agreement, Exelixis hereby grants, and shall cause its Affiliates to grant, to Ipsen an exclusive, non-transferable, royalty-free sublicense under (i) Exelixis’ interest in the Combined Therapy Patents and Combined Therapy Inventions, (ii) Exelixis Technology, (iii) Exelixis Independent Patents, (iv) Exelixis Study Inventions, (v) Exelixis Study Patents and (vi) Exelixis Regulatory Documentation, in the Ipsen Territory for purposes of using any portion of the Combined Therapy Study Data to support Ipsen’s regulatory approval of a Combined Therapy in the Ipsen Territory, or if required by the relevant Regulatory Authority, and performing Ipsen’s obligations under the Ipsen-Exelixis Agreement, including conducting development, regulatory, and commercialization activities in accordance with the Ipsen-Exelixis Agreement.
4.2    Sublicenses. Ipsen shall further have the right to grant sublicenses, under the licenses granted to it under Section 4.1 above, to Affiliates and to Third Parties, solely to the extent required for an Affiliate or Third Party to perform its duties, solely as necessary to assist Ipsen in carrying out its responsibilities with respect to using any portion of the Combined Therapy Study Data to support Ipsen’s regulatory filing and approval for a Combined Therapy in the Ipsen Territory, or if required by the relevant Regulatory Authority.

4.3    No Implied Licenses. Except as specifically set forth in this Supplement, no right or license or other intellectual property interest, shall be granted by Exelixis to Ipsen by implication or otherwise in any intellectual property of Roche, including any Patent Rights controlled by Roche or its Affiliates not specifically licensed herein.

4.4    Additional Combined Therapy Trials. In the event Exelixis and Roche decide to conduct further Combined Therapy Trials beyond the Initial Trials as set forth in Section 6.5 of the Agreement, Exelixis shall ensure that Ipsen is

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (I) not material and (II) would be competitively harmful if publicly disclosed.

granted access to any data arising from such additional Combined Therapy Trials, subject to Ipsen agreeing to amend the Global Development Plan of the Ipsen-Exelixis Agreement to include such additional Combined Therapy Trials and the Protocol for such Trials.

4.5    Representations and Warranties.

(a)    Exelixis represents and warrants that: (a) it has the corporate power and authority and the legal right to enter into this Supplement and perform its obligations hereunder; (b) it has the corporate power and authority and the legal right to assist in the performance the obligations under the Agreement that are agreed to with Roche, but require further licenses, rights, and/or assistance from Roche; (c) to the extent not otherwise provided for under this Supplement, it shall grant all licenses and rights that are necessary and desirable, and provide such assistance as is reasonably necessary, for Ipsen to exercise its rights and to fulfill its obligations under this Supplement.
(b)    Roche represents and warrants that: (a) it has the corporate power and authority and the legal right to enter into this Supplement and perform its obligations hereunder; (b) it has the corporate power and authority and the legal right to assist in the performance the obligations under the Agreement that are agreed to with Exelixis, but require further licenses, rights, and/or assistance from Exelixis; (c) to the extent not otherwise provided for under this Supplement, it shall grant all licenses and rights that are necessary and desirable, and provide such assistance as is reasonably necessary, for Ipsen to exercise its rights and to fulfill its obligations under this Supplement.
5.    CONDUCT AND COOPERATION
5.1    Conduct. Each of Exelixis, Roche, and Ipsen shall use Commercially Reasonable Efforts to perform and fulfill its respective activities under this Supplement, and shall do so in accordance with Applicable Law.

5.2    Cooperation. In the event that Roche, Exelixis, or Ipsen receives questions or requests from Regulatory Authorities in relation to obtaining or maintaining regulatory approvals for the Combination Therapy, Roche, Exelixis, and Ipsen shall cooperate with each other in the applicable Party’s effort to obtain and maintain such regulatory approvals.

6.    CONFIDENTIALITY
6.1    Confidential Information. Except to the extent expressly authorized by the Agreement or otherwise agreed in writing by the Parties, the Parties agree that, during the Term and for [ * ] thereafter, the receiving Party shall keep confidential and shall not publish or otherwise disclose, and shall not use for any purpose other than as expressly provided for in the Agreement, any Confidential Information of the other Party, and both Parties shall keep confidential and, subject to the remainder of this Article 6 shall not publish or otherwise disclose the terms of this Agreement. Each Party may use the other Party’s Confidential Information only to the extent required to accomplish the purposes of this Agreement, including exercising its rights or performing its obligations under this Agreement. Each Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but no less than reasonable care) to ensure that its employees, agents, consultants, contractors, and other representatives do not disclose or make any unauthorized use of the other Party’s Confidential Information. Each Party will promptly notify the other upon discovery of any loss or unauthorized use or disclosure of the other Party’s Confidential Information. For clarity, Combined Therapy Study Data shall be treated as Confidential Information of both Parties and shall not be disclosed to Third Parties unless it falls within the exceptions set forth in Section 6.2 below or is reasonably necessary to be disclosed in order for a Party to exercise its rights under Section Article 6.

6.2    Exceptions. The obligations of confidentiality and restriction on use under Section 6.1 will not apply to any information that the receiving Party can prove by competent written evidence:

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (I) not material and (II) would be competitively harmful if publicly disclosed.

(a)     is now, or hereafter becomes, through no act or failure to act on the part of the receiving Party, generally known or available to the public;
(b)    is known by the receiving Party at the time of receiving such information, other than by previous disclosure of the disclosing Party, or its Affiliates, employees, agents, consultants, or contractors;
(c)    is hereafter furnished to the receiving Party without restriction by a Third Party who has no obligation of confidentiality or limitations on use with respect thereto, as a matter of right; or
(d)    is independently discovered or developed by the receiving Party without the use of the disclosing Party’s Confidential Information.
6.3    Authorized Disclosure. Notwithstanding any other provision of this Agreement, each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following instances:

(a)     prosecuting or defending litigation as permitted by this Agreement;
(b)    complying with Applicable Law (including regulations promulgated by any securities exchange);
(c)    disclosure, in connection with the performance of this Agreement, to Affiliates, permitted sublicensees, contractors, manufacturers, ethics committees and IRBs, academic institutions, consultants, agents, investigators, and employees engaged in connection with the performance of a Combined Therapy Trial, each of whom prior to disclosure must be bound by similar terms of confidentiality and non-use at least equivalent in scope to those set forth in this Article 6;
(d)    disclosure of the Combined Therapy Study Data, Combined Therapy Inventions, and Combined Therapy Patents to Regulatory Authorities in connection with the development of the Combined Therapy, the Exelixis Compound, or the Roche Compound; and
(e)    disclosure of relevant safety information contained within the Combined Therapy Study Data to investigators, IRBs, and/or ethics committees and Regulatory Authorities that are involved in other clinical trials of the Exelixis Compound with respect to Exelixis, and the Roche Compound with respect to Roche, and (in the event of a Material Safety Issue) to Third Parties that are collaborating with Exelixis or Roche, respectively in the conduct of such other clinical trials of the Exelixis Compound or the Roche Compound, in each case solely to the extent necessary for the conduct of such clinical trials and/or to comply with Applicable Law and regulatory requirements.
6.4    Notwithstanding the foregoing, in the event that a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 6.3(a) or (b), it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use efforts to secure confidential treatment of such Confidential Information at least as diligent as such Party would use to protect its own confidential information of a similar nature, but in no event less than reasonable efforts. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information. Any information disclosed pursuant to any of Sections 10.3(a)-(e) shall remain Confidential Information and subject to the restrictions set forth in this Agreement.

7.    MISCELLANEOUS
7.1    Full Force and Effect. This Supplement is deemed incorporated into, and governed by all other terms of, the Agreement. The provisions of the Agreement remain in full force and effect.

7.2    Term; Survival. This Supplement shall be effective as of the Effective Date and expire or terminate upon expiration or termination of the Agreement. The following Sections of this Supplement, all definitions relating thereto,

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (I) not material and (II) would be competitively harmful if publicly disclosed.

and any other provisions of this Supplement that by their nature are intended to survive expiration or termination of this Supplement shall survive any expiration or termination of this Supplement for any reason: Sections 1.3, 2.2, 3.3, 4.1, 4.2, 4.3, 4.5, 5.2, 6.1-6.4, 6.2, 6.3, 7.5 through 7.12, 7.14, and 7.16.

7.3    Governing Law. This Supplement shall be governed and construed in accordance with the internal laws of the State of California, USA, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

7.4    Force Majeure. The parties shall be excused from the performance of their obligations under this Supplement to the extent such performance is prevented by force majeure and the non-performing party promptly provides notice of the prevention to each other party. Such excuse shall be continued so long as the condition constituting force majeure continues and the non-performing party takes reasonable efforts to remove the condition. For purpose of this Supplement, force majeure means acts of God, strikes or other concerted acts of workers, civil disturbances, fires, earthquakes, acts of terrorism, floods, explosions, riots, war, rebellion, sabotage, or failure or default of public utilities or common carriers or similar conditions beyond the control of the parties.

7.5    No Waiver; Modifications. It is agreed that no waiver by a party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default. No amendment, modification, release or discharge shall be binding upon the parties unless in writing and duly executed by authorized representatives of all parties.

7.6    No Strict Construction. This Supplement has been prepared jointly and shall not be strictly construed against any party. No presumption as to construction of this Supplement shall apply against any party with respect to any ambiguity in the wording of any provision(s) of this Supplement irrespective of which party may be deemed to have authored the ambiguous provision(s).

7.7    Independent Contractor. The parties are independent contractors of each other, and the relationship between the parties shall not constitute a partnership, joint venture, or agency. No party shall be the agent of another party or have any authority to act for, or on behalf of, another party in any manner.

7.8    Assignment. No party may assign or transfer this Supplement or any rights or obligations hereunder without prior written consent of each other party, except that a party may make such assignment without each other party’s consent (a) to an Affiliate, (b) to a Third Party that merges with, consolidates with, or acquires substantially all of the assets or voting control of the assigning party or (c) to a Third Party that acquires all the rights to Exelixis Compound, in the case of Exelixis or the case of Ipsen, or the Roche Compound, in the case of Roche. Any assignment or attempted assignment by any party in violation of the terms of this Section shall be null and void and of no legal effect.

7.9    Headings. The captions to the several Sections and Articles hereof are not a part of this Supplement, but are included merely for convenience of reference only and shall not affect its meaning or interpretation.

7.10    Counterparts. This Supplement may be executed in three (3) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument. This Agreement may be executed by electronic (e.g., .pdf) signatures and such signatures shall be deemed to bind each Party hereto as if they were original signatures, provided that ink originals will be promptly exchanged.

7.11    Severability. If any provision of this Supplement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of a party under this Supplement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Supplement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (c) the remaining

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (I) not material and (II) would be competitively harmful if publicly disclosed.

provisions of this Supplement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Supplement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and reasonably acceptable to the parties.

7.12    No Benefit to Third Parties. The representations, warranties, and agreements set forth in this Supplement are for the sole benefit of the parties and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other parties.

7.13    The Agreement. Roche and Exelixis shall execute the Agreement concurrently with the execution of this Supplement by Roche, Exelixis, and Ipsen, and if the Agreement is not so executed concurrently with this Supplement, this Supplement shall be null and void and of no force or effect.

7.14    Construction. Except as otherwise explicitly specified to the contrary, (a) references to a Section, Article, or Exhibit means a Section or Article of, or Exhibit to, this Supplement and all subsections thereof, unless another agreement is specified; (b) references to a particular statute or regulation include all rules and regulations promulgated thereunder and any successor statutes, rules, or regulations then in effect, in each case including the then-current amendments thereto; (c) words in the singular or plural form include the plural and singular form, respectively; (d) the terms “including,” “include(s),” “such as,” and “for example” used in this Supplement mean including the generality of any description preceding such term and will be deemed to be followed by “without limitation”; and (e) the words “hereof,” “herein,” “hereunder,” “hereby” and derivative or similar words refer to this Supplement. No presumption as to construction of this Supplement shall apply against any party with respect to any ambiguity in the wording of any provision(s) of this Supplement irrespective of which party may be deemed to have authored the ambiguous provision(s).

7.15    Further Assurance. Each of Roche, Exelixis, and Ipsen duly execute and deliver or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as another party may reasonably request in order to perfect any license, assignment, or other transfer or any properties or rights under, or pursuant, to this Supplement.

7.16    Entire Agreement. Roche, Exelixis, and Ipsen agree that this Supplement sets forth the complete, final and exclusive agreement between Roche, Exelixis, and Ipsen collectively concerning the subject matter hereof and supersedes all prior agreements and understandings by and between Roche, Exelixis, and Ipsen collectively with respect to such subject matter. For the avoidance of doubt, this Supplement does not supersede the Agreement or the Ipsen-Exelixis Agreement. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between Roche, Exelixis, and Ipsen collectively with respect to such subject matter other than as are set forth in this Supplement.

7.17    Dispute Resolution. The terms and conditions of Section 14.3 of the Agreement shall be binding upon Ipsen with respect to any dispute, controversy, or claim between Ipsen and Roche and arising out of, relating to, or in connection with this Supplement to the same extent such terms and conditions are binding upon the parties to the Agreement. In the application of Section 14.3 to Ipsen with respect to such dispute, controversy, or claim, the “Alliance Manager” of Ipsen shall be interpreted to mean the representative of Ipsen acting as Alliance Manager, and the “Executive Officer” of Ipsen shall be interpreted to mean the [ * ] of Ipsen (or his or her designee).

[Signature page follows]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (I) not material and (II) would be competitively harmful if publicly disclosed.

IN WITNESS WHEREOF, Roche, Exelixis, and Ipsen, intending to be legally bound hereby, have caused this Supplement to the Agreement to be executed by their duly authorized representatives as of the Effective Date.

Exelixis, Inc.	Ipsen Pharma, SAS
By: /s/ Michael M. Morrissey, Ph.D.	By: /s/ François Garnier
Name: Michael M. Morrissey, Ph.D.	Name: François Garnier
Title: President and CEO	Title: EVP, General Counsel
Date: 18 December 2019	Date: 18 December 2019

F. Hoffmann-La Roche Ltd
By: /s/ Laurence Lehuu	By: /s/ Louis DuPasquier
Name: Laurence Lehuu	Name: Louis DuPasquier
Title: Operation Program Leader	Title: Legal Counsel
Date: 18 December 2019

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (I) not material and (II) would be competitively harmful if publicly disclosed.